EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-131846) on Form S-8 of Acorda Therapeutics, Inc. of our report dated March 31, 2006, with respect to the consolidated balance sheets of Acorda Therapeutics, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ (deficit), and cash flows for the years ended December 31, 2005 and 2004, the six months ended December 31, 2003 and the year ended June 30, 2003, which report appears in the December 31, 2005 Annual Report on Form 10-K of Acorda Therapeutics, Inc.

/s/ KPMG

Short Hills, New Jersey
March 31, 2006